Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of United Continental Holdings, Inc. for the registration of Common Stock, Debt Securities, Depositary Shares, Guarantees of Debt Securities, Preferred Stock, Stock Purchase Contracts, Stock Purchase Rights, Subscription Rights, and Warrants, and of United Air Lines, Inc. and Continental Airlines, Inc. for the registration of Debt Securities and Guarantees of Debt Securities, and to the incorporation by reference therein of our reports dated February 22, 2012, with respect to the consolidated financial statements and schedule of United Continental Holdings, Inc., United Air Lines, Inc., and Continental Airlines, Inc., and on United Continental Holdings, Inc.’s effectiveness of internal control over financial reporting as of December 31, 2011, included in their Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL

April 26, 2012